Exhibit 10.6

ACCELR8 TECHNOLOGY CORPORATION

EMPLOYMENT AGREEMENT

WITH THOMAS V. GEIMER

This Employment Agreement is made and entered into effective the 1st day of January 2008, by and between Accelr8 Technology Corporation, a Colorado corporation (the “Company”), and Thomas V. Geimer, an individual (“Executive”).

RECITALS

A. The Company desires to be assured of the association and services of Executive for the Company.

B. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive as its Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, and Secretary.

2. Term. The term of this Agreement shall be for a period of five (5) years effective as of January 1, 2008, and ending on December 31, 2012 (the "Initial Term"), unless terminated earlier pursuant to Section 7 below; provided, however, that Executive's obligations in Sections 6 and 8 below shall continue in effect after such termination. This Agreement shall be automatically renewed for successive one year periods (the "Renewal Term") unless, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

3. Compensation; Reimbursement.

3.1 Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of One Hundred Sixty Five Thousand Dollars ($165,000) per year (the "Base Salary"). The Base Salary shall be payable in equal, consecutive monthly installments. Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee. It is expressly understood and agreed that the Base Salary may be increased upon the approval of the Company's Compensation Committee (if such a committee exists) or a subcommittee of the Board of Directors consisting only of members of the Board who are not employees of the Company (if a Compensation Committee does not exist).

3.2 Deferred Compensation. In addition to Executive’s Base Salary provided for in Section 3.1, the Company shall contribute Seventy Five Thousand Dollars ($75,000) per year to the Company's deferred compensation plan for Executive (“Deferred Compensation”). It is expressly understood and agreed that the Deferred Compensation may be increased upon the approval of the Company's Compensation Committee (if such a committee exists) or a subcommittee of the Board of Directors consisting only of members of the Board who are not employees of the Company (if a Compensation Committee does not exist).

3.3 Deferred Salary. The Company's Compensation Committee (if such a committee exists) or a subcommittee of the Board of Directors consisting only of members of the Board who are not employees of the Company (if a Compensation Committee does not exist) may, upon 30 days written notice to the Executive, defer for up to six months up to 50% of the Executive's Base Salary and up to 50% of the Executive's Deferred Compensation (collectively the "Deferred Salary"), if it determines, in its sole and absolute discretion that the Company has insufficient cash assets and cash flow to continue to pay the full amount of the Base Salary and Deferred Compensation. The Deferred Salary shall be immediately due and payable in full, along with interest at a rate of 10% per annum on the Deferred Salary on the earlier of (i) the end of the Initial Term or any such Renewal Term of the Agreement, unless terminated earlier pursuant to Section 7 below, or (ii) at such time as the Company's Compensation Committee (if such a committee exists) or a subcommittee of the Board of Directors consisting only of members of the Board who are not employees of the Company (if a Compensation Committee does not exist) determine, in its sole and absolute discretion that the Company has sufficient cash assets and cash flow to pay the Deferred Salary.

3.4 Bonus. In addition to the Base Salary and the Deferred Compensation, the Company shall pay Executive such Bonus or Bonuses as the Company's Compensation Committee (if such a committee exists) or a subcommittee of the Board of Directors consisting only of members of the Board who are not employees of the Company (if a Compensation Committee does not exist) shall determine in their sole discretion.

3.5 Long-term Incentive Compensation. On December 11, 2007, the date this Agreement was approved by the Compensation Committee of the Company, Executive was granted 100,000 options to acquire shares of the Company’s $0.001 par value common stock at a price of $3.60 per share pursuant to the Company’s 2004 Omnibus Stock Option Plan (the “Stock Options”). The Stock Options shall expire at 5:00 p.m. on December 11, 2017. The Company and Executive shall enter into a separate stock option agreement to evidence the stock option grant, attached hereto as Exhibit A.

3.6 Key Man Life Insurance. In addition to the Base Salary, the Deferred Compensation, and any Bonuses, the Company shall carry key man life insurance in the amount of five million dollars ($5,000,000) on Executive’s life (the “Key Man Life Insurance”). Pursuant to a resolution passed by the Compensation Committee effective November 30, 2007, Executive shall designate a beneficiary who shall be entitled to one-half of the proceeds of the Key Man Life Insurance.

3.7 Additional Benefits. In addition to the Base Salary, Deferred Compensation, any Deferred Salary, Bonuses and the Key Man Life Insurance, Executive shall be entitled to all other benefits of employment provided to the employees of the Company.

3.8 Reimbursement. Executive shall be reimbursed for all reasonable “out-of-pocket” business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement (1) so long as such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to Executive under the governing laws and regulations of the Internal Revenue Code (provided, however, that Executive shall be entitled to full reimbursement in any case where the Internal Revenue Service may, under Section 274(n) of the Internal Revenue Code, disallow to the Company some percentage of meals and entertainment expenses); and (2) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

4. Scope of Duties.

4.1 Assignment of Duties. Executive shall have such duties as may be assigned to him from time to time by the Company's Board of Directors commensurate with his experience and responsibilities in the positions for which he is employed pursuant to Section 1 above. Such duties shall be exercised subject to the control and supervision of the Board of Directors of the Company.

4.2 General Specification of Duties. Executive's duties shall include, but not be limited to those duties that are generally associated with the positions of Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and Secretary of a company similarly situated to the Company, and as such duties and responsibilities are more particularly described in the Company’s Bylaws.

The foregoing specifications are not intended as a complete itemization of the duties which Executive shall perform and undertake on behalf of the Company in satisfaction of his employment obligations under this Agreement.

4.3 Executive's Devotion of Time. Executive hereby agrees to devote his full time abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

4.4 Conflicting Activities.

(a) Executive may, during the Initial Term or any Renewal Term of this Agreement, be engaged in other business activities without the prior consent of the Board of Directors of the Company; provided, however, that Executive may not compete directly with the Company. Further, nothing in this Agreement shall be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates, or from pursuing business opportunities as permitted by Section 4.4(b).

(b) Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Executive discover a business opportunity that does not relate to the current or anticipated future business of the Company, he shall first offer such opportunity to the Company. Should the Board of Directors of the Company not exercise its right to pursue this business opportunity within a reasonable period of time, not to exceed sixty (60) days, then Executive may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Executive to the Company under this Agreement. Further, Executive may develop such business opportunities only on his own time, and may not use any service, personnel, equipment, supplies, facility or trade secrets of the Company in their development. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature.

5. Change of Control. If any time during the Initial Term or any Renewal Term of this Agreement there is a change of control of the Company, as defined below, and Executive's employment is terminated by the Company under Section 7.1(a), (b), (d) or (e) within the greater of one (1) year following the change of control or the remaining term of this Agreement (the “Change of Control Date”), the Company shall pay to Executive (a) the balance of all amounts due from the Change of Control Date until the end of the Initial Term or such Renewal Term, including Deferred Compensation and any Deferred Salary due under this Agreement plus (b) an amount equal to five times the sum of (i) his annual Base Salary as in effect on the date of termination plus (ii) the amount of $75,000 in recognition of Deferred Compensation payments made on behalf of Executive, and (c) any other amounts due to Executive under any other provision of this Agreement. This amount shall be paid to Executive in one lump sum as soon as practicable, but in no event later than one hundred twenty (120) days, after the date that Executive's employment is terminated. In addition to the lump sum payment referenced in the preceding sentence, the Company shall pay to Executive any accrued and unpaid Bonuses as provided for in Section 3.4 at the same time as the lump sum payment is made. For example, if the Change of Control Date was January 1, 2008, the amount paid to would be equal to $2,400,000 ([$165,000 (Base Salary) + $75,000 (Deferred Compensation) X 5 (years remaining on contract)] + [$165,000 (base salary) + $75,000 (deferred compensation) X 5]).

For purposes of this subsection, a change of control shall mean the occurrence of one or more of the following three events:

(1) After the effective date of this Agreement, any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company;

(2) Within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(3) Within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

6. Confidentiality of Trade Secrets and Other Materials.

6.1 Executive acknowledges that in his employment hereunder, he will be making use of, acquiring and adding to the Company's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company's business operations, manufacturing processes, manufacturing techniques, manufacturing methods, manufacturing technology, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. Executive acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of employment by the Company, Executive agrees that during the term of this Agreement and any renewal or extension of his employment by the Company and upon and after leaving the employ of the Company for any reason whatsoever, Executive shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by the Executive as a result of Executive's employment with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate.

6.2 All contracts, agreements, financial books, records, instruments and documents; client lists; memoranda; data; reports; programs; software; tapes; rolodexes; telephone and address books; letters; research; card decks; listings; programming; and any other instruments, records or documents relating or pertaining to clients serviced by the Company or the Executive, the services rendered by the Executive, or the business of the Company (collectively, the "Records") shall at all times be and remain the property of the Company. Upon termination of this Agreement and the Executive's employment under this Agreement for any reason whatsoever, Executive shall return to the Company all Records (whether furnished by the Company or prepared by the Executive), and Executive shall neither make nor retain any copies of any of such Records after such termination.

6.3 All inventions and other creations, whether or not patentable or copyrightable, made or conceived in whole or in part by Executive while employed by the Company and within eighteen months thereafter, which relate directly to the business, existing or proposed, of the Company or any other business or research or development effort in which the Company or any of its subsidiaries or affiliates engages during Executive's employment by the Company will be disclosed promptly by Executive to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by Executive and covered by this Section 6.3 shall be deemed to be works for hire. Executive shall cooperate with the Company in patenting or copyrighting all such inventions and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world, and shall cooperate with the Company in obtaining, defending, and enforcing its rights therein.

7. Termination.

7.1 Bases for Termination.

(a) Executive's employment hereunder may be terminated at any time by mutual agreement of the parties.

(b) This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive.

(c) Executive's employment may be terminated by the Company "with cause," effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) if any of the following shall occur:

(1) any action by Executive which would be grounds for termination under applicable law (currently covering any willful breach of duty, and habitual neglect of duty);

(2) any material breach of Executive's obligations in Sections 4 or 6 above, other than any such breach resulting from “Permanent incapacity”; or

(3) any material acts or events which inhibit Executive from fully performing his responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Executive's lack of honesty or Executive's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

(d) Executive's employment may be terminated by the Company "without cause" (for any reason or no reason at all) at any time by giving Executive 60 days prior written notice of termination, which termination shall be effective on the 60th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall (i) make a lump sum cash payment to Executive within 10 days after termination is effective of an amount equal to (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination; (3) an amount equal to the greater of (a) Executive's annual Base Salary (i.e., 12 months of Base Salary), or (b) amounts remaining due to Executive as Base Salary (assuming that payments under this Agreement were made until expiration of the Initial Term or if applicable the Renewal Term), and (4) any other amounts due to Executive under any other provision of this Agreement. For purposes of this provision, Executive's annual Base Salary and the remaining portion of the term of the Agreement shall be calculated as of the termination date. After the Company's termination of Executive under this provision, the Company shall not be obligated to provide the benefits to Executive described in Section 3 (except as may be required by law). In addition to the lump sum payment referenced in the preceding sentence, the Company shall pay to Executive the Bonus provided for in Section 3.4 based upon the number of days in the year that Executive was employed by the Company, within one hundred five days after the end of the fiscal year in which Executive was terminated.

(e) Executive may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

7.2 Payment Upon Termination. Upon termination under Sections 7.1(a), (b), (c) or (e), the Company shall pay to Executive within 10 days after termination an amount equal to the sum of (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination, and (3) any other amounts due to Executive under any other provision of this Agreement. Except for the foregoing compensation then due and owing and the compensation provided for in Section 8.1(d), the Company shall not be obligated to compensate Executive, his estate or representatives after any such termination. Further, Executive shall not be entitled to any of the benefits described in Section 3 (except as provided by law) after such termination.

7.3 Dismissal from Premises. At the Company's option, Executive shall immediately leave the Company's premises on the date notice of termination is given by either Executive or the Company.

8. Restrictive Covenants.

8.1 The Company and Executive acknowledge and agree that Executive’s services are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with the Company could cause serious harm to the Company. Further, Executive and the Company also recognize that an important part of Executive's duties will be to develop good will for the Company through his personal contact with customers, agents and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow Executive if and when his relationship with the Company is terminated. Accordingly, Executive covenants that for a period of eighteen months after Executive ceases to be employed by the Company for any reason whatsoever, Executive shall not, within the United States of America, without the prior written consent of the Company, directly or indirectly:

(a) Offer to render any services or solicit the rendition of any services which were rendered by the Company during the two year period immediately preceding such cessation of Executive’s employment with the Company to any clients, customers or accounts of the Company who were such at any time during such two year period to or for the benefit or account of Executive or to or for the benefit or account of any other person or entity.

(b) Render or attempt to render any services which were rendered by the Company during the two year period immediately preceding such cessation of Executive’s employment with the Company to any clients, customers or accounts of the Company who were such at any time during such two year period to or for the benefit or account of Executive or to or for the benefit or account of any other person or entity.

(c) Solicit for employment or employ to or for the benefit or account of Executive or to or for the benefit or account of any other person or entity any employee of the Company, nor shall Executive urge, directly or indirectly, any client or referrer of clients, customers, or accounts of the Company to discontinue, in whole or in part, business with the Company or not to do business with the Company. For purposes of this Section 8.1(c) of this Agreement, the term “referrer of clients” shall mean any person or entity who or which referred a client, customer or account to the Company at any time prior to such cessation of Executive's employment with the Company.

(d) Engage, either as a consultant, independent contractor, proprietor, stockholder, partner, officer, director, employee or otherwise, in any business which (i) designs, sells, or competes in the surface chemistry and quantitative instruments industry, or the DNA/RNA assays, protein-based assays and biosensors industries, (ii) is developing and/or commercializing a diagnostic product intended for rapid diagnosis in life-threatening bacterial infections, or (iii) any business that otherwise competes with the Company in any state of the United States or in any foreign country, in each such case where the Company sold, licensed or otherwise its products or related services at any time during the two year period immediately preceding such cessation of Executive’s employment with the Company. The Company and the Executive agree that the Company may elect to either enforce or waive this Section 8.1(d); provided however, that if the Company elects to enforce this Section 8.1(d), then subject to the provisions of the immediately following sentence, the Company agrees to pay Executive on a monthly basis an amount equal to his monthly Base Salary at the time of termination for each month that the Company elects to keep this provision in effect. It is expressly understood and agreed that if Executive is paid any amounts pursuant to Section 7.1(d), then the provisions of this Section 8.1(d) shall remain in full force and effect without the Company being obligated to make the additional payments contemplated in the immediately preceding sentence.

8.2 The parties hereto agree that to the extent that any provision or portion of Section 8.1 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

8.3 The provisions of Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(d) of this Agreement are cumulative. Compliance with Sections 8.1(a), 8.1(b), 8.1(c) and 8.1(d) of this Agreement is a condition precedent to the Company's obligation to make any payments of any nature to Executive, whether under this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of Sections 6 and 8 of this Agreement.

8.4 As used in this Section 8, “clients”, “customers” and “accounts” shall include any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any such “clients”, “customers” or “accounts.”

9 Injunctive Relief. The Company and Executive hereby acknowledge and agree that any violation of the provisions of Sections 6 or 8 hereunder will cause irreparable injury to the Company and there is no adequate remedy at law for such violation. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to such injunctive relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Sections 6 or 8 above without the proof of actual damages.

10. Miscellaneous.

10.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

10.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

10.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of Colorado.

10.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts. Facsimile signatures shall be deemed valid and binding.

10.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

10.6 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation or waiver.

10.7 Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

10.8 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

10.9 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

10.10 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

10.11 Notices. Any notice under this Agreement must be in writing, may be telecopied provided that evidence of the transmission and receipt is created at the time of transmission, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

If to the Company:	Accelr8 Technology Corporation
7000 North Broadway, Building 3-307
Denver, CO 80221

If to Executive:	Thomas V. Geimer
7000 North Broadway, Building 3-307
Denver, CO 80221

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

10.12 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

10.13 Withholdings. Not withstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided to Executive under this Agreement any Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.14 Effective Date. This Agreement shall become effective as of the date set forth on page 1 when signed by Executive and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.

THOMAS V. GEIMER	ACCELR8 TECHNOLOGY CORPORATION

By: ________________________________________
A. Alexander Arnold III, Director and Member of the Compensation Committee

By: _______________________________________
Charles E. Gerretson, Director and Member of the Compensation Committee

EXHIBIT A

STOCK OPTION AGREEMENT